Exhibit 5.1

Carlos A. Ramirez

T: +1 858 550 6157

cramirez@cooley.com

August 31, 2023

TriSalus Life Sciences, Inc.

6272 W. 91st Ave.

Westminster, CO 80031

Re:	TriSalus Life Sciences, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”) (f/k/a MedTech Acquisition Corporation), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the sale of shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of shares of Common Stock and warrants issued by the Company, as follows:

(i)	the sale of up to 14,266,605 shares of Common Stock (the “Warrant Shares”), consisting of:

•	up to 4,933,333 shares (the “Private Warrant Shares”) of Common Stock issuable by the Company upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;

•	up to 8,333,272 shares (the “Public Warrant Shares”) of Common Stock issuable by the Company upon the exercise of certain outstanding warrants (the “Public Warrants”) by the holders thereof; and

•	up to 1,000,000 shares (the “Conversion Warrant Shares”) of Common Stock issuable by the Company upon the exercise of the certain warrants issued upon the conversion of a promissory note (“Conversion Warrants”, and together with the Private Warrants and the Public Warrants, the “Warrants”);

(ii)	the resale of up to 52,536,549 shares of Common Stock (the “Selling Stockholder Shares”), consisting of:

•	up to 25,237,094 shares of Common Stock that are issuable upon the conversion of 4,015,002 shares of Series A Convertible Preferred Stock originally issued in a private placement pursuant to those certain subscription agreements, dated June 7, 2023 and July 4, 2023 (the “Subscription Agreements”);

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

TriSalus Life Sciences, Inc.

August 31, 2023

Page Two

•	up to 4,062,500 shares of common stock (the “Founder Shares”) originally issued in a private placement to MedTech Acquisition Sponsor LLC (“Sponsor”) prior to the Company’s initial public offering, including 3,125,000 Founder Shares subject to vesting and forfeiture (the “Sponsor Vesting Shares”);

•	15,575,001 shares of Common Stock issued pursuant to that Agreement and Plan of Merger, dated as of November 11, 2022, as amended on April 4, 2023, May 13, 2023 and July 5, 2023 (the “Merger Agreement”), by and among the Company, MTAC Merger Sub, Inc. and TriSalus Operating Life Sciences, Inc. (“Legacy TriSalus”) to certain former equityholders of Legacy TriSalus;

•	up to 1,547,719 shares of Common Stock (the “Option Shares”) issuable upon exercise of outstanding options that were initially granted by Legacy TriSalus and assumed by the Company and converted into options to purchase Common Stock pursuant to the Merger Agreement;

•	up to 180,902 shares of Common Stock (the “RSU Shares”) issuable upon the settlement of restricted stock units that were initially granted by Legacy TriSalus and assumed by the Company and converted into restricted stock units with respect to the Common Stock pursuant to the Merger Agreement;

•	up to 4,933,333 Private Warrant Shares; and

•	up to 1,000,000 Conversion Warrant Shares;

(iii)	the resale of 5,933,333 Warrants (the “Resale Warrants”) consisting of:

•	4,933,333 Private Warrants; and

•	1,000,000 Conversion Warrants.

We understand that the Warrants have been issued in book entry form pursuant to a Warrant Agreement, dated December 17, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”) as permitted by the Warrant Agreement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Subscription Agreements, (d) the Warrant Agreement and the form of Warrants attached as an exhibit thereto and (e) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization by all persons other than the Company and the execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

TriSalus Life Sciences, Inc.

August 31, 2023

Page Three

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Resale Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Resale Warrants constituting valid and binding obligations of the Company:

(i)             Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)            Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)           We express no opinion as to any provision of the Resale Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties; (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (c) restricts non-written modifications and waivers; (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (e) relates to exclusivity, election or accumulation of rights or remedies; (f) authorizes or validates conclusive or discretionary determinations; or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

TriSalus Life Sciences, Inc.

August 31, 2023

Page Four

(iv)           We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.             The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.             The Resale Warrants constitute valid and binding obligations of the Company.

3.             The Selling Stockholder Shares, other than the Sponsor Vesting Shares, Option Shares, RSU Shares and any Warrant Shares included in the Selling Stockholder Shares, are validly issued, fully paid and nonassessable.

4.             The Option Shares or RSU Shares included in the Selling Stockholder Shares, when issued, and if applicable paid for, in accordance with the terms of the related stock options or restricted stock units, will be validly issued, fully paid and nonassessable.

5.             The Sponsor Vesting Shares have been validly issued and are nonassessable and, when the applicable conditions to vesting have been satisfied, will be fully paid and no longer subject to forfeiture.

6.             Any Private Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Private Warrants will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

TriSalus Life Sciences, Inc.

August 31, 2023

Page Five

Sincerely,

Cooley LLP

By:	/s/ Carlos A. Ramirez
Carlos A. Ramirez

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
t: +1 858 550 6000 f: +1 858 550-6420 cooley.com